UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 6, 2008

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28229	33-0675808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Elm Street, Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

(508) 435-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (c), (d), (e), and (f): Not applicable.

(b) On March 6, 2008, Dr. Daniel Kisner, who serves as Chairman of the Board of Directors of Caliper Life Sciences, Inc. (“Caliper”), informed the Caliper Board of Directors that he had decided not to stand for re-election to the Board at the Company’s 2008 Annual Meeting of Stockholders, when his current term as a Director will expire.  Rather than nominate another person to stand for election to the Board of Directors seat presently held by Dr. Kisner, the Caliper Board of Directors determined to reduce the present size of the Caliper Board of Directors from eight members to seven members, effective with Dr. Kisner’s departure from the Board.  The Caliper Board of Directors expects to elect a new Chairman from its existing members at or around the time of Caliper’s 2008 Annual Meeting of Stockholders.  The Caliper Board of Directors also approved a consulting agreement for Dr. Kisner, also to become effective upon Dr. Kisner’s departure from the Caliper Board of Directors.  Under the terms of this approved consulting agreement, Dr. Kisner will be paid at a specified hourly and per diem rate for consulting services requested by Caliper, and will not receive any fixed retainer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIPER LIFE SCIENCES, INC.

Date: March 12, 2008	By:	/s/ Thomas T. Higgins
Thomas T. Higgins
Executive Vice President and Chief Financial Officer